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Exhibit 99(e)

THE DAYTON POWER AND LIGHT COMPANY

Offer to Exchange
First Mortgage Bonds, 5 1/8% Series Due 2013
(registered)
for Any and All Outstanding
First Mortgage Bonds, 5 1/8% Series Due 2013
(unregistered)

To Registered Holders and The Depository
Trust Company Participants:

        Enclosed are the materials listed below relating to the offer by The Dayton Power and Light Company, an Ohio corporation (the "Company"), to exchange its registered First Mortgage Bonds, 5 1/8% Series Due 2013 (the "Registered First Mortgage Bonds") for a like principal amount of the Company's unregistered First Mortgage Bonds, 5 1/8% Series Due 2013 (the "Unregistered First Mortgage Bonds"), upon the terms and subject to the conditions set forth in the Company's Prospectus, dated                        , 2005, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2005;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery;

  4.
  Instruction by Owner to Registered Holder and/or Book-Entry Transfer Participant; and

  5.
  Letter which may be sent to your clients for whose account you hold Unregistered First Mortgage Bonds in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2005 unless extended.

        The Exchange Offer is not conditioned upon any minimum number of Unregistered First Mortgage Bonds being tendered.

        Pursuant to the Letter of Transmittal, each holder of Unregistered First Mortgage Bonds will represent to the Company that (i) the holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933 (the "Securities Act"), (ii) any Registered First Mortgage Bonds to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business, and (iii) the holder is not engaged in and does not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Registered First Mortgage Bonds. If the tendering holder is a broker-dealer that will receive Registered First Mortgage Bonds for its own account in exchange for Unregistered First Mortgage Bonds, you will represent on behalf of such broker-dealer that the Unregistered First Mortgage Bonds to be exchanged for the Registered First Mortgage Bonds were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered First Mortgage Bonds. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered First Mortgage Bonds, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed Instruction by Owner to Registered Holder and/or Book-Entry Transfer Facility Participant contains an authorization by the beneficial owners of the Unregistered First Mortgage Bonds for you to make the foregoing representations.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Unregistered First Mortgage Bonds pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Unregistered First Mortgage Bonds to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.

        Requests for additional copies of the enclosed material should be directed to The Bank of New York, the Exchange Agent for the Unregistered First Mortgage Bonds, at its address and telephone numbers set forth on the front of the Letter of Transmittal.

Very truly yours,
THE DAYTON POWER AND LIGHT COMPANY

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU THE AGENT OF THE DAYTON POWER AND LIGHT COMPANY OR THE BANK OF NEW YORK, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99(e)